                                                               Exhibit 10(f)(ii)

                                   AGREEMENT
                                   ---------


     THIS AGREEMENT, effective as of the 1st day of September, 1999, and entered into this 25th day of October, 1999, by and between QMS, Inc. ("QMS"), a Delaware corporation, and EDWARD E. LUCENTE ("Lucente"), an individual. QMS and Lucente are collectively referred to in this Agreement as the Parties.

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, QMS recently experienced a change in control, which resulted when Minolta Investments Company acquired a majority share of QMS stock; and

     WHEREAS, Lucente contends that he is entitled to payments for his past services rendered to QMS as a result of the change in control; and

     WHEREAS, QMS disputes that Lucente is entitled to such payments; and

     WHEREAS, in an effort to resolve this dispute, QMS desires to adopt the nonqualified deferred compensation plan contained herein for Lucente for such past services;

     NOW, THEREFORE, in consideration of the mutual covenants and promises of the

Parties to this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

     1. QMS hereby adopts a nonqualified plan which shall provide Lucente deferred compensation for such past services in the sum of $1,800,000 (plus all interest earned on the trust provided for in Paragraph 3 below) at the earliest to occur of the following:

a.  August 1, 2002,
b.  Lucente's death,
c.  Lucente ceasing to be an employee of QMS, or

d. a substantial diminishment of his working conditions, authority, compensation, benefits, "perks", or status to which he has not previously consented, including, without limitation, a substantial reduction in the scope of his duties or authority, his removal from the Board of Directors of QMS (the "Board") or his failure to be re-elected as Chairman of the Board and/or as a member of the Board, his removal as president or chief executive officer or his failure to be re-elected as such, or an unreasonable and continuing refusal by the Board to support him on a material and/or strategic issue confronting QMS.

     2. The $1,800,000 deferred compensation provided in Paragraph 1 above shall be paid in four equal annual installments of $450,000 each, the first of which installments shall be due and payable upon Lucente becoming entitled to said deferred compensation under said Paragraph 1 and subsequent installments being due and payable on the first, second, and third annual anniversaries of the said first installment. In addition, an amount equal to one-fourth of the interest then on hand in the trust provided for in Paragraph 3 shall be paid with the first of such installments, an amount equal to one-third of the interest on hand in such trust at the payment of such second installment shall be paid with such second installment, an amount equal to one-half of the interest on hand in such trust at the payment of such third installment shall be paid with such third installment, and all interest on hand in such trust at the payment of the fourth of such installments shall be paid with such fourth installment.

     3. QMS shall fund its obligations under this Agreement by use of a "rabbi" trust with South Alabama Trust Company or a bank acceptable to Lucente (which shall not be useable or reachable by QMS for any purpose other than the payment of its obligations under this Agreement as long as any such obligations remain and are unpaid, but which trust shall be subject to judicial levy by creditors of QMS) and depositing therein the sum of $50,000 on the first day of September, 1999, and a like amount on the first day of each of the next thirty-five months thereafter. QMS shall pay all expenses of establishing and maintaining such trust. Lucente shall have no right to reach the assets in such trust except to the extent QMS fails to pay him the amounts due hereunder. QMS and Lucente agree that T. Richard Spoor shall handle investing the assets of the trust. T. Richard Spoor is to invest the assets of the trust in any and all stocks, bonds, notes, securities, interests in investment trusts and mutual funds, or other interest bearing investments suitable for investment by a prudent man and acceptable to Lucente.

     4. Any payments due under this Agreement to Lucente shall be paid to Lucente if he is then living; or if not, to his then living widow, if any; or if none, to the executors or administrators of his estate.

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year indicated above.


     QMS                                     Edward E. Lucente


     By: /s/ Thomas L. McGoogan              /s/ Edward E. Lucente
        Its  Vice President, HR


     ATTEST: /s/Albert A. Butler
            Its   Secretary